CONSENT


We have issued our report dated March 9, 2001, except for items discussed in Note Q as to which the date is Sepetmber 15, 2001, accompanying the consolidated financial statements of CirTran Corporation and Subsidiary for the years ended December 31, 2000 and 1999 contained in the Registration Statement and
Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts and Counsel."



                                                     /s/ GRANT THORNTON LLP



Salt Lake City, Utah
October 29, 2001